Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Thomas Group Appoints Michael Barhydt

as Chief Financial Officer

IRVING, TEXAS — October 17, 2007—Thomas Group, Inc. (NasdaqGM:TGIS), a leading operational consulting firm, today announced that Michael Barhydt has been appointed to the position of Vice President, Chief Financial Officer, Treasurer, and Secretary. Mr. Barhydt will lead the company’s finance department and be responsible for corporate secretarial duties. Mr. Barhydt previously served Thomas Group as Controller from June 2005 and as Assistant Controller from January 2005 to June 2005. During Mr. Barhydt’s service, he has led the Company’s accounting department and its Sarbanes-Oxley compliance efforts. Prior to Thomas Group, Mr. Barhydt held positions at WMC Management Co., New York Life, and PricewaterhouseCoopers. Mr. Barhydt graduated with a Bachelors of Business Administration in Accounting from the University of Oklahoma in 1993 and Master of Business Administration from the University of Oklahoma in 1995. Mr. Barhydt is a Certified Public Accountant. Mr. Barhydt will report to Jim Taylor, Thomas Group’s CEO and President.

About Thomas Group

Thomas Group, Inc. (NasdaqGM:TGIS) is an international, publicly traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For more information visit, please visit www.thomasgroup.com.

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Media Contact
PJ Hoke
Thomas Group, Inc.
pjhoke@thomasgroup.com
972.443.1113
http://www.thomasgroup.com